Exhibit 10.1
PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (the “Agreement”) is made as of February 5, 2007, between GREAT SENECA FINANCIAL CORPORATION, PLATINUM FINANCIAL SERVICES CORPORATION, MONARCH CAPITAL CORPORATION, COLONIAL CREDIT CORPORATION, CENTURION CAPITAL CORPORATION, SAGE FINANCIAL CORPORATION and HAWKER FINANCIAL CORPORATION (collectively, the “Sellers,” and each a “Seller”), corporations under the laws of the State of Maryland, located at 700 King Farm Blvd., Rockville, Maryland 20850 and PALISADES ACQUISITION XV, LLC (“Buyer”), a Delaware limited liability company organized under the laws of the State of Delaware with its headquarters/principal place of business at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.
     WHEREAS, the Sellers desire to sell and Buyer desires to purchase certain of the Accounts on the terms and conditions hereinafter provided:
     NOW, THEREFORE, in consideration of the mutual promises herein, Buyer and Sellers agree as follows:
1.	DEFINITIONS
1.1	“Account Document(s)” means, with respect to any Account, any application, agreement, billing statement, notice, correspondence or other information in the Sellers’ possession that relates to an Account. An Account Document may include, without limitation, original documents or copies thereof, whether by photocopy, microfiche, microfilm or other reproduction process.

1.2	“Account(s)” means those credit card and other consumer installment credit agreement accounts and receivables (including, without limitation, judgments) listed on the Asset Schedule (attached hereto as Exhibit 1) with outstanding balances of $6,912,428,982.00 which are subject to adjustment as of the Cutoff Date (as defined below) in accordance with Section 2.2.

1.3	“Affiliate” means, when used with reference to a specified Person, any other Person who directly controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person that is a corporation, limited liability company, partnership, trust, or other entity, whether through ownership of voting securities or interests, by contract, or otherwise..

1.4	“Closing Date” means Friday, February 16, 2007, or such other date mutually agreed to by Buyer and the Sellers provided that Buyer shall have the continuing right to postpone the Closing Date until a date on or before March 31, 2007.

1.5	“Cutoff Date” means 8 PM Friday, February 2, 2007, provided that if the Closing does not occur until after March 5, 2007 as a result of Buyer’s decision to postpone the Closing Date and due to no fault of Seller, the Cutoff Date shall be deemed to be the Closing Date.

1.6	“Cutoff File” means the electronic file containing the file of the Accounts actually purchased by Buyer on the Closing Date reflecting activity as of the Cutoff Date.

1.7	“Debtor” means the person or persons in whose name(s) an Account was established.

1.8	“Diligence File” means the electronic file containing information relating to Seller’s accounts delivered by, or on behalf of, Sellers to Buyer on, or about, January 25, 2007.

1.9	“Litigation” means any action, proceeding, claim, lawsuit, arbitration, audit, hearing, or investigation commenced, brought, conducted, or threatened by or before, or otherwise involving, any governmental authority or any third party, other than any routine collection action instituted by, or on behalf of, a Seller or any action instituted to execute a lien against the assets of a Debtor.

1.10	“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, governmental authority, or other entity.

1.11	“Purchase Price” means $300,000,000.00, subject to Pre-Closing Adjustment pursuant to Section 2.2.

1.12	“Purchase Price Percentage” means that percentage obtained when the Purchase Price is divided by the total outstanding Account balances as of the Cutoff Date.

1.13	“Sellers’ Knowledge” means the actual knowledge, without investigation, of any Seller, its Affiliates, agents or representatives.

2.	PURCHASE AND SALE OF ACCOUNTS

2.1	Purchase and Sale. On the basis of, and subject to, the representations, warranties and covenants of the Buyer contained in this Agreement, the Sellers agree to sell, assign and transfer to Buyer, and Buyer agrees to purchase from the Sellers, on the Closing Date all right, title and interest of Sellers in the Accounts. Buyer has made an independent investigation, as it deems necessary, as to the nature, validity, collectibility, enforceability and value of the Accounts, and as to all other facts that Buyer deems material to Buyer’s purchase. Buyer enters into this Agreement solely on the basis of that investigation and Buyer’s own judgment. Buyer has made an independent determination that the Purchase Price represents the Accounts’ fair and reasonable value. Buyer acknowledges that the sale and assignment are without warranty of any kind; including, without limitation, warranties pertaining to validity, collectibility, accuracy or sufficiency of information, except as stated in Article 3 below; and is without recourse to the Sellers except as specifically set forth within the Agreement. Buyer further acknowledges that it is not acting in reliance on any representation by the Sellers, except as set forth in Article 3 below.
2.2	Pre-Closing Adjustment. The Purchase Price amount stated in Section 1.6 shall be adjusted as follows:
The Sellers shall prepare a final statement of Accounts as of the Cut Off Date ( the “Closing Statement”). The Sellers may retain any Account if (i) the Sellers determine, in their sole discretion, that as of the Cut Off Date the representations set forth in Section 3.3 are not true and correct with respect to such Account; or (ii) the Sellers determine, in their sole discretion, that there is a pending or threatened suit, arbitration, bankruptcy proceeding or other legal proceeding or investigation relating to such Account, or the Debtor of such Account, naming the Sellers or otherwise involving the Sellers’ interest therein in a manner unacceptable to the Sellers, or the Sellers otherwise determine, in their sole discretion, that such matter cannot be resolved and/or that the Sellers’ interest therein cannot be adequately protected without the Sellers owning such Account, provided that in either case the Sellers shall, if requested by Buyer, in writing describe such suit or investigation in detail reasonably acceptable to Buyer. The Purchase Price will be decreased by an amount equal to the product of (i) outstanding balance as of the Cut Off Date of any such retained Account and (ii) the Purchase Price Percentage. The Sellers will notify the Buyer of the adjusted Purchase Price on or prior to the Closing Date. Sellers shall have a right to provide replacement accounts for those retained as Pre-Closing Adjustments of comparable value.
2.3	Payment.
(a)	On the date hereof Buyer shall, by wire transfer of immediately available funds, make a deposit of $60,000,000.00 (the “Deposit”) to Sellers, jointly, which shall be held by Sellers as a deposit subject to the terms and conditions of this Agreement and shall be refundable only as provided in section 13.1 of this Agreement. To the extent, if any, that Sellers are required to return the Deposit to Buyer, Sellers shall be jointly and severally liable for the return of the Deposit. If Closing has not occurred by February 16, 2007 at 1pm, Buyer shall make an additional deposit of $15,000,000.00 to be held by Sellers subject to the terms and conditions of this Agreement and shall be refundable only as provided in section 13.1 of this Agreement.

(b)	Subject to satisfaction or waiver of the conditions precedent set forth in Article 5 of this Agreement, on or before 3:00 P.M., Eastern Time on the Closing Date, Buyer shall pay, by wire transfer of immediately available funds to an account, or accounts, specified by the Sellers, an amount equal to the Purchase Price minus the Deposit. The Sellers will be deemed to have simultaneously transferred, and shall simultaneously transfer title to the Accounts to Buyer in accordance with Section 2.4 below.
(c)	After Buyer has received Net Payments from the Accounts equal to 150% of the Purchase Price, Seller shall be entitled to 20% of future Net Payments. Buyer shall provide monthly reports in a form and content reasonably satisfactory to the Seller and remit to Seller, on a monthly basis, Seller’s 20% of Net Payments earned during the prior month. Seller may, at its sole expense, audit Buyer upon reasonable notice and during normal business hours, to determine Buyer’s compliance. For purposes of this clause, “Net Payments” shall mean all collections and proceeds on Accounts received by Buyer from any source, less any costs and fees of collection or sales, disgoregments and amounts equal to the cost of funds to Buyer and its Affiliates in financing the Purchase Price To the extent that Buyer pays a brokerage fee in excess of 10% for the sale of accounts, said excess shall not be counted against the above Net Payment calculation.
2.4	Transfer. Simultaneously with payment of the Purchase Price, the Sellers and Buyer will execute and deliver to each other a Bill of Sale substantially in the form of Exhibit 2. The Sellers will provide to Buyer, on the Closing Date, or at such other time as is mutually agreed to by the Buyer and Sellers, a computer printout or magnetic tape (the “Closing Tape”) listing the Accounts as of the Cutoff Date that were purchased by the Buyer containing the information set forth on the attached Exhibit 4. On the Closing Date, Sellers will, by means of the aforesaid Bill of Sale and this Agreement, transfer all Sellers’ right, title and interest in the Accounts and Buyer will accept same and assume, with respect to each Account, all of Sellers’ rights, responsibilities, liabilities and obligations with respect to such Accounts. Sellers shall also deliver executed Powers of Attorney in the form attached as Exhibit 5 and such other transfer documents as Buyer shall reasonably require on at least 48 hours notice prior to the Closing.. If the Sellers receive any payments of principal and/or interest by or on behalf of any Debtor with respect to an Account between the Cutoff Date and the Closing Date, Sellers shall hold such amounts in trust for Buyer and pay over such amounts to Buyer, without interest thereon, within seven (7) days after the Closing Date. If payments are received by the Sellers from a Debtor on or after Closing Date, the Sellers shall forward such payments, without interest thereon, to Buyer within seven (7) days from date of receipt. Buyer may, at its sole expense audit Sellers and their Affiliates and agents upon reasonable notice during normal business hours to determine Sellers’ compliance.

2.5	Notices, Regulatory Filings and Fees, Sales, Use or Transfer Taxes. If any notices, regulatory filings or fees, sales, use, transfer or other tax is required or assessed or otherwise is or becomes required or payable as a result of the transactions contemplated hereby, Buyer shall assume the obligation to provide such notices, make such regulatory filings and pay such filing fees and tax, to the extent such taxes relate to, or accrue on or after the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.1 Due Organization; Authorization; Litigation. Each Seller makes the following representations and warranties as of the date hereof and as of the Closing Date:
(a) The Sellers are duly organized, existing and in good standing under the laws of the State of Maryland and the Seller’s execution, delivery, and performance of this Agreement are within the Seller’s corporate powers and have been duly authorized by all necessary corporate action. The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder will not (i) conflict with or violate (A) the organizational documents of Seller, or (B) any provision of any law or regulation to which Seller is subject, or (ii) conflict with or result in a breach of or constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which it is bound or any order or decree applicable to Seller or result in the creation or imposition of any lien on any of its assets or property. Seller has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, if any, required for the execution, delivery and performance by Seller of this Agreement.
(b) No Litigation is pending or to Seller’s Knowledge threatened involving (i) any Seller that relates to any Accounts or (ii) any Seller or its assets that, if adversely determined, could have an adverse effect on this transaction or the value of Accounts having an aggregate face amount of $5,000,000 or more or a material adverse effect on any Seller’s financial condition.
(c) Sellers have not utilized any investment banker or finder in connection with the transaction contemplated hereby who might be entitled to a fee or commission upon consummation of the transactions contemplated in this Agreement which might in any way or amount be the responsibility of the Buyer or be a claim against, or with respect to, any Accounts.
     3.2 Representation As To Ownership and Assignability.
     Each Seller makes the following representations and warranties as to its Accounts as of the date hereof and as of the Closing Date:
(a) Seller has good and marketable title to the Accounts, is the sole owner thereof and has full right to transfer and sell the Account free and clear of any encumbrance, equity, lien, pledge, charge, claim, security interest, obligation to third party collection agencies or attorneys.
(b) Seller has the right to assign the Accounts without the consent of any Person and subject to no continuing duties or restrictions under any purchase agreement to which a Seller or any predecessor in interest is a party, except for any obligation specifically set forth in this Agreement.
(c) The Accounts have been originated, and have been maintained, collected and serviced by a Seller and its predecessors in interest and their respective agents and

Affiliates, in full compliance with applicable state and federal laws including, without limitation and where applicable, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, and the Fair Credit Billing Act.
(d) The cashflow reports delivered by Seller to Purchaser for the period of twelve months prior to the Cutoff Date accurately reflect the gross cash flow and collection activity with respect to the Accounts.
(e) All collection agents, servicers, attorneys and other persons who have any claims with respect to efforts to collect on any Accounts have been paid in full and no such claims, disputed or undisputed, are outstanding, and no collection agents, servicers, attorneys and other persons have any right to refuse to release the Accounts to Purchaser free of any lien or claim, immediately upon Seller’s request.
(f) The Accounts listed in the Diligence File in the “pre-litigation”, “pre-judgment” and “judgment” categories, respectively, were properly listed in those categories as of the date of the Diligence File.
(g) That as of the date of the Diligence File, the “statute of limitations models” used by Sellers in the ordinary course of business indicate that the applicable statute of limitations period for instituting litigation has not expired for the Accounts listed in the “pre-litigation”, “pre-judgment” and “judgment” categories of the Diligence File. Notwithstanding this representation, Buyer agrees that it shall be responsible to determine the applicable Statute of Limitations for all accounts in the sale.
(h) Seller’s inability to obtain agreements, applications or other media with respect to any Accounts that are listed in the “pre-litigation” and “pre-judgment” categories of the Asset Schedule will not have a material adverse affect on Buyer’s ability to collect the portfolio of Accounts purchased from a Seller.
(i) All Accounts are closed and there are no requirements for future advances of credit or other performance by Seller.
3.3 Representations Concerning Accounts. With respect to each of its Accounts, except for those Accounts listed as “Specials”, “Bankrupt” and “Deceased in the Diligence and Cutoff Files and the file used to calculate and prepare the Closing Statement, each Seller represents and warrants that to the best of Seller’s Knowledge, as of the Cutoff Date:
(a)	the balance of the Accounts as will be reflected on the Closing Tape is correct;

(b)	the Accounts are valid and duly enforceable in accordance with their terms;

(c)	the debt represented by the Account has not been satisfied and/or the stated balance on such Account has not been paid;

(d)	the Accounts were not created as a result of fraud or forgery such that all of the Debtors have no liability for such Account;

(e)	the Debtor has not been released from liability on the Account;

(f)	except as noted in the Diligence File and the Cutoff File used to calculate and prepare the Closing Statement, the Debtor has not filed bankruptcy nor have all of the Debtors’ liability relating to the Account been discharged in bankruptcy; and

(g)	except as noted in the Diligence File and the Cutoff File used to calculate and prepare the Closing Statement, all of the Debtors are not deceased.
No Seller makes any representations or warranties, express or implied, with respect to any of the other Accounts other than as specifically set forth in this Section 3.3 and Section 3.2, including specifically, but not by way of limitation, any representation or warranty regarding any information in any due diligence file given to and reviewed by Buyer regarding Sellers’ analysis of whether or not any Account is within any applicable statute of limitation such that legal action to collect same would be permitted by law.
3.4 Solvency. Each Seller represents and warrants that its sale of Accounts to Buyer and its obligations under this Agreement:
(a) were not made in contemplation of its insolvency of any Seller;
(b) were not made with the intent to hinder, delay or defraud the respective creditors of any Seller;
(c) will be recorded in the records of such Seller and such records will be continuously maintained by that party; and
(d) represents a bona fide and arm’s length transaction undertaken for adequate consideration in the ordinary course of business.
3.5	Remedies for Breach of Representations Concerning Accounts.
(a)	Time Period. Buyer’s sole remedy against Sellers for a breach of any of the representations listed in Section 3.3 (individually, a “Breach” and collectively, “Breaches”) shall be as set forth in this Section 3.5(a). Buyer shall have no remedy for any Breaches to the extent Breaches have occurred that relate to Accounts having aggregate outstanding balances of $30,000,000.00 (“Breach Threshold”). Buyer must notify the Seller of Breaches in excess of the Breach Threshold (any such Breaches being referred to as “Compensable Breaches”) no later than 120 days from the Closing Date. Seller shall have, at its option, the right to (i) cure such Compensable Breach in all material respects, (ii) repurchase the affected Account(s) by paying Buyer the Purchase Price Percentage multiplied by the outstanding balance of such Account(s) as shown on the Closing Tape. A Notice of Claim under this Section 3.5 must be delivered by the Buyer to the Seller in writing and accompanied by the documentation required under Section 3.5(b). Notwithstanding anything in this Agreement to the contrary, the Buyer’s failure to provide a Notice of Claim within the applicable time period in accordance with this Section 3.5(a) and 3.5(b) with respect to any claimed Compensable Breach of Seller shall terminate and waive any rights Buyer may have to any remedy for such Compensable Breach under this Agreement. Notwithstanding anything in this Agreement to the contrary, this Section is not intended to limit Buyer’s rights and remedies under Section 10.2 with respect to claims and other matters asserted by third parties.

(b)	Form of Notice Required. Buyer shall notify Seller in writing of each Account that Buyer claims to be a Compensable Breach by Seller as set forth above (“Notice(s)”). All Notices shall contain the customer’s name and applicable Seller’s account number and shall be accompanied with at least the following applicable documentary evidence reasonably satisfactory to the Seller:
Bankruptcies:                               Credit Bureau with non-dismissed bankruptcies, or
Attorney name, case number, and date of filing, or
Copy of actual court papers, or approved third party service
(Banko, Inc.; Experian; Trans Union; or Equifax)

Deceased:                                    Copy of death certificate, or
Credit bureau indicating date of death, or
Executor or attorney letter with date of death, or
approved third party service (Banko, Inc.; Experian; Trans
Union; or Equifax)
Settled or
Paid in Full:                                    Copy of Seller letter verifying action
Copy of the canceled, final check (front and back)
Fraud:                                              Letter from or to Seller or Seller’s agent
Complaint in writing explaining event
Seller shall make a determination within thirty (30) business days after receipt of Buyer’s Notice, unless Seller’s delay in responding is caused by or related to Buyer’s failure to provide Seller with necessary information and documentation required under this Section 3.4.
(c)	Repurchase Price. If the Seller elects to either repurchase the Accounts or reimburse the Buyer in the amount of the Purchase Price Adjustment as set forth in Section 3.4(a)(ii), the Seller shall not be obligated to make payment on an Account by Account basis, but may elect to provide such adjustment in a single payment within 30 days of notification, at Seller’s option. The Seller makes no representation as to the number of Accounts that may be subject to repurchase pursuant to this section.
4.	REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer makes the following representations and warranties as of the date hereof and as of the Closing Date:
4.1	Due Organization; Authorization. Buyer is duly organized, existing and in good standing as a limited liability company under the laws of the State of Delaware. Buyer has full authority to execute, deliver and perform this Agreement according to its terms.

4.2	No Conflict. Buyer’s review of Account and Debtor information will not represent a conflict of interest on the part of Buyer or Buyer’s officers or employees. The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder will not (i) conflict with or violate (A) the organizational documents of Buyer, or (B) any provision of any law or regulation to which Buyer is subject, or (ii) conflict with or result in a breach of or constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it is bound or any order or decree applicable to Buyer or result in the creation or imposition of any lien on any of its assets or property. Buyer has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, if any, required for the execution, delivery and performance by Buyer of this Agreement.

4.3	Investigation of Accounts. Buyer is a sophisticated investor and its bid and decision to purchase the Accounts are based upon its own independent expert evaluations of the nature, validity, collectibility, enforceability and value of the Accounts. The Buyer has had sufficient opportunity to complete the independent investigation and examination into the Accounts that Buyer deems necessary. Buyer enters into this Agreement solely on the basis of that investigation and Buyer’s own judgment. Buyer has made an independent determination that the Purchase Price represents the Accounts’ fair and reasonable value. Buyer is not acting in reliance on any representation by the Sellers, except those representations and warranties specifically given in Section 3.3.

4.4	Accounts Sold As Is. Buyer acknowledges and agrees that except for the warranties and representations set forth in Section 3.3 of this Agreement, Sellers have not and do not represent, warrant or covenant the nature, accuracy, completeness, enforceability or validity of any of the Accounts and any supporting documentation to the extent provided by Sellers to Buyer either before or after the date of this Agreement; specifically including, but not by way of limitation, any information in any due diligence file given to or reviewed by Buyer regarding Sellers analysis of whether or not any Account is within any applicable statute of limitation such that legal action to collect same would be permitted by law] and, subject to the terms of this Agreement, all documentation, information, analysis and/or correspondence, if any, which is or may be sold, transferred, assigned and conveyed to Buyer with respect to any and all Accounts are sold, transferred, assigned and conveyed to Buyer on an “AS IS, WHERE IS” basis, WITH ALL FAULTS.

4.5	No Finders. Buyer has not utilized any investment banker or finder in connection with the transaction contemplated hereby who might be entitled to a fee or commission upon consummation of the transactions contemplated in this Agreement which might in any way or amount be the responsibility of the Sellers.

5.	CONDITIONS PRECEDENT TO PURCHASE AND SALE OF ACCOUNTS

5.1	Representations and Warranties. The representations and warranties of the Sellers and Buyer in this Agreement will be true and correct in all material respects as of the Closing Date.

5.2	Compliance with Covenants and Agreements. Buyer and the Sellers will have complied in all material respects with each of their respective covenants and agreements in this Agreement on or before the Closing Date.

5.3	No Violation of Law. Consummation by Buyer and the Sellers of the transactions contemplated by this Agreement and performance of this Agreement will not violate any order of any court or governmental body having competent jurisdiction or any law or regulation that applies to Buyer or the Sellers.

5.4	Approvals and Notices. All required approvals, consents and other actions by, and notices to and filings with, any governmental authority or any other person or entity will have been obtained or made. If Buyer is a corporation, Buyer will have delivered to the Sellers a certificate from Buyer’s corporate secretary, or other documentation satisfactory to the Sellers and its counsel, certifying that Buyer’s board of directors has resolved or consented to Buyer entering into this Agreement and consummating the transactions contemplated hereby. Seller shall have delivered secretary’s certificates together with certified charter documents, resolutions and lists of incumbent officers as well as an opinion of outside counsel, all in form and substance satisfactory to Buyer.

5.5	Material Change In Financing Market. No Material Adverse Change or Force Majeur has occurred prior to February 24, 2007 which would cause Buyer to be unable to pay the remaining amounts owed at the time of Closing. For purposes of this paragraph, “Material Adverse Change” means any closing of the United States securities markets or banks, or any banking moratorium, or any change, effect, event, occurrence or development which individually or in the aggregate would reasonably be expected to be materially adverse to the United States banking, financial or securities markets including but not limited to any change, effect, event, occurrence or development (1) related to or arising from the commencement, occurrence, continuation or intensification of any war, armed hostilities or acts of terrorism, or (2) related to or arising from changes in laws, rules or regulations of general applicability or applicable to the industry in which the parties operate or interpretations thereof by any governmental entity. Force Majeure means acts of God or of the public enemy, fire, flood, storm, explosion, earthquake, riots, wars, hostilities, civil commotion, strikes, interruption of supply, inability to obtain fuel, power, raw materials or freight or transportation services, equipment or transmission failure or damage reasonably beyond Buyer’s control, or other cause reasonably beyond Buyer’s control.

5.6	Closing Scrub. Sellers shall have performed a “Banco” or similar bankruptcy “scrub” with respect to the Accounts within seven (7) days of the Cutoff Date and shall have properly classified on the Cutoff File all Accounts that are reported to have Debtors that are subject to bankruptcy proceedings.

6.	RIGHTS AND OBLIGATIONS OF THE SELLERS AND BUYER

6.1	Notice to Debtors, Etc. At Buyer’s reasonable request, the Sellers will provide a form letter, in form and substance satisfactory to Buyer, that Buyer may, at Buyers sole expense, reproduce, address and send to a Debtor to confirm that the Sellers sold the Debtor’s Account to Buyer. The Sellers shall have the right to review and approve, which approval will not be unreasonably withheld, all written notices sent by the Buyer to the Debtor informing the Debtor of the transfer of the Debtor’s Account to the Buyer. Seller shall also, promptly upon Buyer’s request, send notices to each attorney, collection company servicer or other person collecting any Account of the transfer of the Debtor’s Account to Buyer. The Buyer shall not discredit or impugn the reputation of any Seller in any correspondence sent to the Debtor in connection with the Accounts purchased by the Buyer.
6.2	Retrieval of Account Documents. After the Closing Date, the Sellers will furnish Buyer at no charge with any Account Documents in Sellers’ possession that Buyer reasonably requests within three (3) years of the Closing Date. Sellers will also use commercially reasonable efforts to obtain from prior owners and/or the credit originator directly any Account Documents that Buyer requests and which Sellers are entitled to obtain, at Buyer’s sole expense which will be equal to the actual out of pocket cost(s) incurred by the Sellers in obtaining the Account Documents. Except in instances of litigation unrelated to collection activity or accounts that are within the statute of limitation at the time requested, the Sellers will have no obligation to provide Buyer with or cooperate with the Buyer in obtaining Account Documents after three (3) years after the Closing Date.. Buyer’s request for an Account Document must be presented to Sellers on a form provided by Sellers and must be made with sufficient specificity to enable the Sellers to locate the Account Document. The Sellers will use reasonable diligence to provide the Account Document. Notwithstanding any other provision of this Agreement, the failure of the Sellers to provide an Account Document requested by Buyer will not be a breach of this Agreement.

Buyer may, in addition or in the alternative to its request for Account Documents, request an Affidavit from Sellers, in the form shown in Exhibit 3, indicating the date the Account was opened or acquired, the Account number and the balance existing as of a specified date to the extent that said information is available to the Sellers. The Sellers will provide a total number of affidavits equal to ten percent (10%) of the total accounts purchased. Sellers shall have three (3) weeks to complete the affidavits requested unless the requests exceed 10,000 affidavits in such case Sellers shall have a reasonable period of time to complete the request. Sellers shall agree to cooperate with Buyer to complete affidavit requests in a shorter time on an occasional basis. Requests shall contain sufficient information about the relevant accounts to allow Sellers or its representatives to locate the Account information to complete the affidavits.

6.3	Credit Bureau Reporting. The Buyer may report its ownership of the Accounts to any of the credit reporting agencies provided that the Buyer agrees to and does comply with the Fair Credit Reporting Act (FCRA) and any other laws or regulations governing credit agency reporting. Sellers warrant and represent that the information provided to Buyer regarding charge-off and last payment date information is accurate, true and correct to the best of each Sellers Knowledge based upon information provided to each such Seller at the time of their purchase.

6.4	Compliance with Law. With respect to any Account, Buyer or Buyer’s agent will at all times: (a) comply with all state and federal laws applicable to debt collection, including, without limitation, the Consumer Credit Protection Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act, and (b) for any Account where the statute of limitations has run, not falsely represent that a lawsuit will be filed if the Debtor does not pay.

6.5	Post Closing Account Review. Prior to initiating any contact, whether verbal, written or electronic, with a Debtor, Buyer shall review the portfolio through a competent third party vendor (e.g., Banko, Inc.) or other process to discover whether any Accounts included are involved in an open bankruptcy case or have been discharged in bankruptcy. Buyer shall immediately cease any collection efforts upon receiving notice, whether from the Debtor, the Sellers, or a third party on behalf of the Debtor, that a Debtor has discharged the debt in bankruptcy, and shall not re-commence collection activity until Buyer has conducted a reasonable investigation into the Debtor’s claim and determined, based upon reasonable evidence, that the Debtor’s claim is unfounded.

6.6	Notice of Claims. Buyer will use its reasonable efforts to notify the Sellers promptly of any claim or threatened claim against the Sellers or any claim or threatened claim that may affect the Sellers, that is discovered by Buyer. Each Seller will use its reasonable efforts to promptly notify the Buyer of (i) any notice it receives that an Account is subject to Bankruptcy protection and (ii) any claim or threatened claim against Buyer, or that relates to any Account or any claim or threatened claim that may affect Buyer or relate to any Account.

6.7	Seller As Witness. If Buyer, upon reasonable written notice to a Seller, requests or subpoenas an officer or employee of Seller or its predecessors in interest, Affiliates or their respective agents to appear at a trial, hearing or deposition concerning an Account to testify about the Account, Seller shall use commercially reasonable efforts to ensure the requested employee appears at such hearing or deposition and will be available for consultation with Buyer. Buyer will pay Seller for the officer’s or employee’s time in traveling to, attending and testifying at the trial, hearing or deposition, whether or not the officer or employee is called as a witness, at the hourly rate equivalent of such officer or employee. Buyer will also reimburse Seller for the officer’s or employee’s reasonable out-of-pocket, travel-related expenses.

6.8	File UCC-1. Upon Closing, Buyer shall be permitted to file UCC-1 financing statements in appropriate jurisdictions against Seller describing this transaction relating to this transfer of any Accounts.

6.9	Prior Purchase Agreements If requested by Buyer, Sellers shall promptly deliver to Buyer all prior purchase and sale agreements relating to any Accounts (“Prior Purchase Agreements”), bills of sale, UCC-1s and other transfer documents that relate to any Accounts.. Sellers shall retain all of those documents that are in a Seller’s possession or control for at least seven (7) years from the Closing. Sellers hereby assign to Buyer all rights to be indemnified, be defended and be held harmless, and all rights to obtain documents, media and other information, with respect to any Accounts under any Prior Purchase Agreement to which any Seller is a party or has rights, provided however that any such right is assignable and Buyer may only exercise any such right if Sellers fail to exercise such right after reasonable request from Buyer.

7.	USE OF SELLERS’ OR PREDECESSOR’S NAME

7.1	Use of Names. The Buyer will not use or refer to the Sellers’ names, the name of any prior owner of the Account or of the original creditor of the Account, except to reference same for purposes of identifying an Account in communications with the Account’s Debtor, in collecting amounts outstanding on the Account, and in conducting litigation or participating in a bankruptcy proceeding with respect to the Account. Buyer shall not represent that there is an affiliation or agency relationship between Buyer and any Seller, nor shall Buyer state or represent in any way that it is acting for or on behalf of any Seller. Buyer shall not misrepresent, mislead or otherwise fail to adequately disclose its ownership of the Accounts.

7.2	Breach. Buyer’s breach of this Article 7 will result in actual and substantial damages to the Sellers, the amount of which will be difficult to ascertain with precision. Therefore, if Buyer breaches this Article 7, Buyer will pay the Sellers any actual damages and attorney’s fees incurred by Sellers caused by Buyer’s breach of this provision.

8.	THE SELLERS’ RIGHT TO REPURCHASE ACCOUNTS

8.1	Accounts Affected. Sellers shall have the right to repurchase any Accounts that have not been paid in full, released or compromised by Buyer, if the Sellers determine that there is a pending or threatened suit, arbitration, bankruptcy proceeding or other legal proceeding or investigation relating to an Account or a Debtor naming any one or more of the Sellers or otherwise involving the Sellers’ interest therein in a manner unacceptable to the Sellers, or the Sellers otherwise determine, in its/their sole discretion, that such matter cannot be resolved and/or that the Sellers’ interest therein cannot be adequately protected without the Sellers owning such Account.

8.2	Right to Repurchase.
(a)	Upon notice to Buyer, a Seller may repurchase any Account described in Section 8.1 by repaying to Buyer an amount equal to the product of the outstanding balance of such Account and the Purchase Price Percentage and, if requested by Buyer, Sellers shall promptly provide to Buyer a detailed written explanation of Sellers’ reason for any such repurchase..

(b)	Upon delivering to the Seller a full accounting of the Account, Buyer may retain any money or value that Buyer collected or received on the Account before Buyer’s receipt of the Seller’s notice electing to repurchase the Account; provided that, after Buyer has received the Seller’s notice, Buyer will immediately cease releasing or compromising the Account.
9.	RIGHT OF RESALE

9.1	Sale or Transfer to a Third Party. Buyer may resell or transfer the ownership of any Account to any third party, including the transfer of Debtor information (such as names and addresses) to any third party, (each referred to as “Third Party Buyer”); provided, however, that Buyer must conduct commercially reasonable and prudent due diligence of the Third Party Buyer to assure with reasonable certainty that said Third Party Buyer will be able to and has agreed to comply with the relevant terms and conditions of this Agreement. Buyer shall defend, indemnify and hold harmless Sellers from any and all causes of action, claims, expenses or judgments incurred by Sellers for which Buyer’s Third Party Buyer or any buyer of Third Party Buyer (collectively referred to herein as “Downstream Buyer”) is solely or partially responsible. Buyer shall require all Downstream Buyers to agree to be bound to all of the Buyer’s obligations and limitations or remedies, and to acknowledge all of Sellers’ rights set forth in this Agreement. All Downstream Buyers’ requests for documentation pursuant to Section 6.2 must be made to Sellers through Buyer, unless Sellers otherwise agree in writing. Nothing in this Section 9.1 shall modify the indemnification provisions between Sellers and Buyer as set forth in Article 10 of this Agreement.

9.2	Exceptions. Notwithstanding the terms and conditions of Sections 9.1 and 12.5, Buyer may pledge the Accounts and its rights under this Agreement as collateral for a loan and for the purpose of obtaining financing secured by such Accounts as long as Buyer remains bound by, and any purchaser remains subject to, the relevant obligations, terms and conditions of this Agreement. Buyer shall remain obligated under, and shall retain all liabilities related to, this Agreement if it transfers, hypothecates or pledges all or any of the Assets or its rights hereunder.

10.	INDEMNIFICATION

10.1	Indemnification by Buyer. Buyer hereby agrees to indemnify, defend, and hold harmless the Sellers, and their respective shareholders, subsidiaries and Affiliates, and all of their respective officers, directors and employees, attorneys and collection agencies, from and against any and all claims, damages, losses, costs or expenses (including any and all reasonable attorneys’ and experts’ fees), asserted by a third party (collectively, “Losses”) that Sellers might suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim, whether commenced or threatened, whether or not well grounded and by whomsoever concerned, based upon any breach of this Agreement, or any other act or omission by Buyer and its Affiliates, and their respective its officers, directors, agents, employees, representatives or any Downstream Buyers with respect to any Account or any party obligated on an Account after the Closing Date; provided, however, that, (i) the Sellers notify Buyer within a reasonable period of time of any such Losses (provided that any failure to notify the Buyer within such reasonable period of time shall not affect the obligations of the Buyer to indemnify the Sellers hereunder unless the Buyer is prejudiced by such failure), (ii) such Losses are not primarily attributable to any negligent act or omission by any Sellers, their parent, Affiliates or subsidiaries, predecessors in interest or any of the employees or agents of any of the following, and (iii) the Sellers provides Buyer with information that is available to the Sellers and is reasonably necessary for Buyer to prosecute its defense of the action.

Buyer shall bear all expenses in connection with the defense and/or settlement of any such claim or suit. The Sellers shall have the right, at its own expense, to participate in the defense of any claim against which it is indemnified and which as been assumed by the obligation or indemnity hereunder; Buyer, in the defense of any such claim, except with the written consent of the Sellers, shall not consent to entry of any judgment or enter into any settlement that either: (a) does not include, as an unconditional term, the grant by the claimant to the Sellers of a release of all liabilities in respect of such claims, or (b) otherwise adversely affects the rights of the Sellers.
10.2	Indemnification by Seller. Subject to the provisions of Section 3.5, Sellers jointly and severally hereby agree to indemnify, defend, and hold harmless the Buyer, its parents, subsidiaries and Affiliates and predecessors in interest, and their respective officers, directors and employees, from and against any and all Losses, whether asserted by a third party or otherwise that Buyer might suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim, whether commenced or threatened, whether or not well grounded and by whomsoever concerned, based upon any breach of this Agreement, or any other act or omission by any Sellers, its Affiliates and predecessors in interest and their respective officers, directors, agents, employees, or representatives with respect to any Account or any party obligated on an Account prior to the Closing Date, provided, however, that (i) the Buyer notifies Sellers within a reasonable time of any such Losses (provided that any failure to notify the Sellers within such reasonable period of time shall not affect the obligations of the Sellers to indemnify the Buyer hereunder unless the Sellers are prejudiced by such failure), (ii) such Losses are not primarily attributable to any negligent act or omission by the Buyer, its parent, Affiliates, subsidiaries, transferees, contractors, agents or any of their employees or agent and (iii) the Buyer provides Sellers with information that is available to the Buyer and is reasonably necessary for Sellers to prosecute its defense of the action. Notwithstanding the foregoing, Sellers are not responsible for any breach of the representation in Section 3.2(c) with respect to the origination or predecessors in interest of any Account, except to the extent that a Seller has any right to be indemnified, defended or held harmless for such matters.

Sellers shall bear all expenses in connection with the defense and/or settlement of any such claim or suit. The Buyer shall have the right, at its own expense, to participate in the defense of any claim against which it is indemnified and the defense of which has been assumed by the Sellers’ obligation or indemnity hereunder. Sellers, in the defense of any such claim, except with the written consent of the Buyer, shall not consent to entry of any judgment or enter into any settlement that either, (a) does not include, as an unconditional term, the grant by the claimant to the Buyer of a release of all liabilities in respect of such claims, or (b) otherwise adversely affects the rights of the Buyer.

10.3	Survival. The representations and warranties of the Sellers set forth in Section 3.3 shall survive the Closing Date for a period of 120 days thereafter, and all other representations and warranties of the Buyer and the Sellers shall survive the Closing Date until expiration of the applicable statute of limitations. The covenants and agreements of each party hereunder shall survive in accordance with their terms, or, if not specified, until expiration of the applicable statute of limitations.
10.4	Limitation of Liability. Notwithstanding anything to the contrary herein, Sellers shall not be liable in respect of any Losses arising from any breach of the representations and warranties set forth in this Agreement unless and until the aggregate cumulative amount of Losses claimed hereunder exceeds $100,000.00 (the “Deductible”), in which case Sellers shall be liable only for such excess over the Deductible.

10.5	Continuing Insurance. Sellers agree to maintain insurance after Closing for a period of 3 years at Seller’s current insurance levels as of the Cutoff date and will specifically identify Buyer and its affiliates and successors and assigns as a “Loss Payee” and provide evidence of compliance with this provision as and when Buyer shall reasonably request..

10.6	Further Assurances. On and after the Closing Date, Sellers shall (i) give such further assurances to Buyer and shall execute, acknowledge and deliver all such acknowledgments, assignments, instruments, pleadings and notices, and take such further action, as Buyer may reasonably request to effectively vest in Purchaser the full legal and equitable title to, and the right to collect and otherwise have control of, the Accounts and the proceeds thereof (including without limitation, judgments and collections), free, clear and unencumbered of liens, claims and other restrictions, and to effectuate the purposes of this Agreement; and (ii) use its best efforts to assist Buyer in the orderly transition of the Accounts. Should any Seller fail to take any such action after reasonable notice from Buyer, (without limiting any other rights and remedies available to Buyer) Buyer shall have the right to take such action whether in Buyer’s own name or in a Seller’s name pursuant to the Power of Attorney provided by such Seller to Buyer.

10.7	Post-Closing Assurance. For two years after the Closing Date, Sellers shall (i) continue their existence, solvency and good standing and (ii) cause Great Seneca Financial Corporation, Platinum Financial Services Corporation and Centurion Capital Corporation, on a combined basis, to maintain a net worth of at least $10,000,000, provided that to the extent the net worth is less than $10,000,000 Sellers may provide a letter of credit in the amount of that deficiency from a bank and in form and substance reasonably acceptable to Buyer to secure all obligations of Sellers under this Agreement or a guaranty from another entity reasonably acceptable to Buyer. Sellers shall upon request of Buyers provide evidence of compliance with this covenant in form reasonably acceptable to Buyer.

11.	CONFIDENTIALITY

11.1	Confidential Information. From and after the execution of this Agreement, and except as required by applicable law, Buyer hereto shall keep confidential, and shall use reasonable efforts to cause their respective officers, directors, employees and agents to keep confidential, any and all information obtained from the Sellers concerning the assets, properties and business of the Sellers, and shall not use such confidential information for any purpose other than those contemplated by this Agreement; provided, however, that Buyer shall not be subject to the obligations set forth in the preceding sentence with respect to any such information provided to it by the Sellers which either (i) was in Buyer’s possession at the time of the Sellers’ disclosure, (ii) was in the public domain at the time of the Sellers’ disclosure, or subsequently enters the public domain through no act or failure to act on the part of the Sellers, or (iii) is lawfully obtained by Buyer from a third party. Nothing in this Agreement shall be construed to limit Buyer’s obligations under any other confidentiality agreement entered into between Buyer and the Sellers.

11.2	Public Announcement. Neither Buyer nor the Sellers shall make any public announcement of this Agreement or provide any information concerning this Agreement or the subject matter hereof to any representative of the news media without the prior written approval of the other party. Except as required by law, the parties will not respond to any inquiry from public, governmental, or administrative authorities concerning this Agreement without prior consultation and coordination with each other.

12.	GENERAL PROVISIONS

12.1	Applicable Law. The laws of the State of Delaware shall govern the enforcement and interpretation of this Agreement and the rights, duties and obligations of the parties hereto.

12.2	WAIVER OF JURY TRIAL. NOTWITHSTANDING ANYTHING STATED HEREIN, IF EITHER PARTY BRINGS ANY ACTION AGAINST THE OTHER PARTY, WHETHER AT LAW OR EQUITY, REGARDING THE OTHER PARTY’S PERFORMANCE UNDER THIS AGREEMENT OR BRINGS ANY ACTION CONNECTED IN ANY WAY WITH THIS AGREEMENT, THE PARTIES AGREE TO WAIVE TRIAL BY JURY.

12.3	Notices. All notices or other documents required to be given pursuant to this Agreement shall be effective when received and shall be sufficient if given in writing, hand delivered, sent by overnight air courier or certified United States mail, return receipt requested, addressed as follows:

If to Sellers:	Thomas A. Henning, Esq.
General Counsel
Personal & Confidential

702 King Farm Blvd. 5th Floor
Rockville, Maryland 20850

If to Buyer:	PALISADES ACQUISITION XV, LLC
210 Sylvan Avenue
Englewood Cliffs, New Jersey 07068

With a copy to:	Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: Daniel J. Barkin, Esq.
The parties hereto may at any time change the name and addresses of persons to whom must be sent all notices or other documents required to be given under this Agreement by giving written notice to the other party.
12.4	Binding Nature of Agreement. This Agreement is and shall be binding upon and inure to the benefit of the parties hereto, and their respective legal representatives, successors and permitted assigns.

12.5	Assignment. Neither party may assign this Agreement or any of its rights in this Agreement without the other’s prior written consent, except as provided in Article 9 above. Notwithstanding the foregoing sentence, Sellers may assign its rights and obligations under this Agreement to any of its affiliates, subsidiaries, or parent corporations without obtaining Buyer’s permission or consent.

12.6	Expenses. Except as otherwise expressly provided in this Agreement, Buyer and the Sellers will each bear its own out-of-pocket expenses in connection with the transaction contemplated by this Agreement.

12.7	Entire Agreement. This Agreement and the Exhibits hereto embody the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. The parties make no representations or warranties to each other, except as contained in this Agreement or in the accompanying Exhibit or the certificates or other closing documents delivered in accordance with this Agreement. All prior representations and statements made by any party or its representatives, whether orally or in writing, are deemed to have been merged into this Agreement, except as otherwise stated in this Agreement.

12.8	Amendment. Neither this Agreement nor any of its provisions may be changed, waived, discharged or terminated orally. Any change, waiver, discharge or termination may be effected only by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

12.9	Severability. If any one or more of the provisions of this Agreement, for any reason, is held to be invalid, illegal or unenforceability, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed without the invalid, illegal or unenforceable provision.
12.10	Waiver. Except as required under Section 3.4, no failure of any party to take any action or assert any right hereunder shall be deemed a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

12.11	Headings and Sections. Headings are for reference only, and will not affect the interpretation or meaning of any provision of this Agreement. All references to Section numbers herein shall refer to Sections of this Agreement.

12.12	Counterparts. This Agreement may be signed in one or more counterparts, all of which taken together will be deemed one original.

12.13	Joint and Several Liability. SELLERS SHALL BE JOINTLY AND SEVERALLY LIABLE FOR ALL OF ANY OBLIGATIONS OF ANY SELLER(S) UNDER THIS AGREEMENT.

13.	TERMINATION AND DEFAULT

13.1.	Termination. If Sellers are in default hereunder for a material breach of one or more of the material terms or conditions of this Agreement and such failure continues for more than ten (10) business days after receipt of written notice, Buyer may, provided that it is not itself in material breach of one or more of the material terms of this Agreement, (i) terminate this Agreement by written notice delivered to Sellers, in which event Buyer shall be entitled to full return of the Deposit, or (ii) waive such defaults and proceed to Closing. If Buyer defaults hereunder, and such default is not cured within ten (10) days after written notice thereof from Sellers, then Sellers shall may terminate this Agreement and retain the Deposit as damages; however, Buyer acknowledges that Sellers’ actual damages resulting from such breach would be uncertain and not readily ascertainable and agrees that the amount of the Deposit is a reasonable estimate of the lower end of such damages and that nothing in this Section 13.1 shall prevent the Sellers from seeking damages in excess of the Deposit. In the event of a termination of this Agreement as provided in Section 13.1, this Agreement will be of no further force or effect and there will be no liability on the part of any party with respect thereto, except that the provisions of Sections 10, 11, 12 and 13 will survive any such termination and nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first written above.
BUYER:
PALISADES ACQUISITION XV, LLC

By:	/s/ Mitchell Cohen
(Signature)
Name:	Mitchell Cohen
Title:	Manager
SELLERS:
GREAT SENECA FINANCIAL CORPORATION,
PLATINUM FINANCIAL SERVICES
CORPORATION, MONARCH CAPITAL
CORPORATION, COLONIAL CREDIT
CORPORATION, CENTURION CAPITAL
CORPORATION, SAGE FINANCIAL
CORPORATION and HAWKER FINANCIAL
CORPORATION

By:	/s/ Daniel J. Varner
(Signature)
Name:	Daniel J. Varner
Title:	President